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               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  May 29, 1998


                     ALLEGHENY ENERGY, INC.
     (Exact name of registrant as specified in its charter)

Maryland                      1-267               13-5531602
(State or other          (Commission File       (IRS Employer
 jurisdiction of          Number)                Identification
 incorporation)                                  Number)


                     10435 Downsville Pike
                     Hagerstown, MD  21740

(Address of principal executive offices)


Registrant's telephone number,
  including area code:                          (301)  790-3400


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Item 5.   Other Events.

      As a result of the Pennsylvania Public Utility Commission ("PUC") Order, on the Company's Pennsylvania subsidiary's, West Penn Power Company's, ("West Penn") stand-alone restructuring plan which denied in part and accepted in part West Penn's claim with respect to stranded cost recovery under the Electric Generation Customer Choice and Competition Act ("Competition Act"), West Penn has determined that it is required to discontinue the application of Statement of Financial Accounting Standards (SFAS) No. 71 for electric generation operations and to adopt SFAS No. 101, Accounting for the Discontinuation of Application of SFAS No. 71. In doing so, West Penn has also determined that under the provisions of SFAS No. 101 an extraordinary charge of $451 million is required to reflect a write-off of disallowances in the PUC's Order. The write-off, recorded in the second quarter, reflects purchase commitments and deferred costs that are not be recoverable from customers under the PUC's Order as follows:

      AES  Beaver  Valley  non-utility  generation  contract       $202 million
       Allegheny  Generating  Company  (Bath  County)              $177 million
      PURPA buyouts, mothballed plants, and regulatory assets     $  72 million
                   Total                                           $451 million

      West Penn has filed legal actions in the United States District Court for the Western District of Pennsylvania and in the Commonwealth Court of Pennsylvania challenging the PUC's interpretation of the Competition Act and alleging numerous errors of law and PUC abuse of discretion. There can be no assurance that the disallowances in the PUC's Orders will be modified or rejected in these legal proceedings.

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                           SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                Allegheny Energy, Inc.




Dated:  July 27, 1998           By:     /s/  Carol G. Russ
                                Name:        Carol G. Russ
                                Title:       Counsel